AMENDED AND RESTATED BINDING AND CONFIDENTIAL TERM SHEET

This Amended and Restated Binding and Confidential Term Sheet (this “Term Sheet”) is dated August 18, 2023 (the “Effective Date”) and sets forth the basic terms of understanding between Healthtech Solutions, Inc. (“HLTT”), a Utah Corporation, with a principal place of business located at 181 Dante Avenue, Tuckahoe, New York 10707, Healthtech Wound Care, Inc., (“HTWC”), a Delaware Corporation, with a principal place of business located at 615 Arapeen Drive, Suite 300, Salt Lake City, Utah 84108, and World Reach Health, LLC (“WRH”), a Delaware limited liability company with a principal place of business located at 3501 W. Algonquin Road, Suite 135, Rolling Meadows, Illinois 60008 (HLTT, HTWC and WRH will collectively be referred to herein as the “HLTT Parties”) on the one hand, and HLLT Acquired, LLC (“Purchaser”), a Delaware limited liability company, with a principal place of business located at 885 Third Avenue, 29th Floor, New York, New York 10022, on the other hand. Each of the HLTT Parties and Purchaser may sometimes be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties previously executed a non-binding term sheet dated July 3, 2023 (the “Original Term Sheet”); and

WHEREAS, the Parties desire to amend and restate, in its entirety, the Original Term Sheet, as this Term Sheet; and

WHEREAS, Purchaser desires to purchase from HTWC, and HTWC desires to sell to Purchaser, the HTWC Assets (defined below), which are owned by HTWC and used by HTWC to produce commercially-viable quantities of wound care products derived from placental membranes that have received a 361 designation from the Food and Drug Administration (the “FDA”) in accordance with the terms and conditions contained in this Term Sheet; and

WHEREAS, Purchaser desires to purchase from HLTT, and HLTT desires to sell to Purchaser the Patent (defined below) in accordance with the terms and conditions contained in this Term Sheet; and

WHEREAS, until such time as Purchaser concurrently exercises its option to purchase the HTWC Assets and the Patent, as more fully described herein, Purchaser desires to engage HTWC to manufacture, and HTWC agrees to be engaged to manufacture, HTWC’s product, pursuant to the Manufacturing Agreement (defined below) in accordance with the terms and conditions contained in this Term Sheet; and

WHEREAS, Purchaser desires, on or before the satisfaction of all obligations in accordance with the HTWC Option (defined below) and the HLTT Option (defined below) to enter into a non-exclusive Distribution Agreement (defined below) with WRH in accordance with the terms and conditions contained in this Term Sheet; and

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WHEREAS, this Term Sheet is legally binding and the Parties agree to be bound by the obligations set forth herein. Upon the complete execution of this Term Sheet, the Parties intend to draft and execute definitive, legally binding agreements based upon the terms and conditions contained herein and such other terms and conditions as are agreed.

PURCHASER’S CONTRACT MANUFACTURING ARRANGEMENT WITH HTWC
Purchaser To Engage HTWC As Contract Manufacturer	Simultaneously with the execution of, and as a condition precedent to the effectiveness of, this Term Sheet, HTWC and Purchaser shall enter into that certain contract manufacturing agreement (the “Manufacturing Agreement”), which is attached hereto and incorporated herein for reference as Exhibit “A.”
PURCHASER’S OPTION TO ACQUIRE HTWC’S ASSETS
Purchaser’s Option to Purchase HTWC’s Assets	On or before the expiration of the Due Diligence Period, should Purchaser elect to proceed with the transaction, Purchaser and HTWC shall enter into an exclusive option purchase agreement (the “HTWC Option Agreement”), under which Purchaser shall have the option to purchase HTWC’s assets as more fully identified in the HTWC asset list that shall be provided by HTWC to Purchaser during the Due Diligence Period (defined below) (the “HTWC Assets”).
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HTWC Option Term; HTWC Option Fees

Initial Option Period:

In consideration of the sum of Ten Thousand Dollars ($10,000.00 USD) (the “HTWC Initial Option Fee”), and so long as Purchaser has paid to HLTT the HLTT Initial Option Fee (defined below) and to HTWC the first installments of the Equipment Financing (as identified in the Manufacturing Agreement), HTWC will grant to Purchaser, its successors and its assigns, the option, commencing as of the Effective Date of this Term Sheet and continuing through and including 3:00pm CST on November 30, 2023 (the “HTWC Initial Option Period”), to purchase from HTWC the HTWC Assets, subject to the Parties’ execution of and upon the terms and conditions set forth in, the HTWC Option Agreement (the “HTWC Option”). The HTWC Initial Option Fee shall be non-refundable. In the event Purchaser elects to proceed with the transaction, the HTWC Initial Option Fee shall be fully applicable against the HTWC Asset Purchase Price (defined below). In the event Purchaser does not proceed with or elects to cancel the transaction, the HTWC Initial Option Fee shall be fully applicable against all amounts Purchaser owes to HTWC in accordance with the Manufacturing Agreement.

First Extension of the HTWC Option Period:

The period within which the HTWC Option may be exercised may be automatically extended for an additional period of twelve (12) months through and including 3:00pm CST on Friday, November 29, 2024 (the "HTWC First Extension Period"), upon payment to HTWC of an additional sum of One Hundred Ninety Thousand Dollars ($190,000.00 USD) (the "HTWC First Extension Payment"), which shall be paid on or before the expiration of the Due Diligence Period. Purchaser shall not be required to provide written notice to HTWC of Purchaser’s election to extend the Initial Option Period; payment of the HTWC First Extension Payment alone is all that shall be required. The HTWC First Extension Payment shall be non-refundable and shall be fully applicable against the HTWC Asset Purchase Price.

The period commencing as of the commencement of the HTWC Initial Option Period and continuing through the last date of the HTWC First Extension Period, if applicable, will be referred to herein as the “HTWC Option Period.”

The HTWC Option shall be exercisable at any time during the HTWC Option Period.

If Purchaser exercises the HTWC Option, then, in exchange for Purchaser’s payment of the HTWC Asset Purchase Price, HTWC will assign to Purchaser all rights, title and interest in and to the HTWC Assets, excluding the Excluded Assets (defined below), subject to the terms and conditions of the HTWC Option Agreement.

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Due Diligence Period

Purchaser shall be entitled to a due diligence period commencing as of the Effective Date of this Term Sheet and continuing through and including 3:00pm CST on Thursday, November 30, 2023 (the “Due Diligence Period”). During the Due Diligence Period, Purchaser shall have the sole and absolute discretion to conduct any reasonable and necessary investigations, examinations or analyses regarding the HTWC Assets, HTWC’s operations, and financials, and the Patent (defined below). The HLTT Parties shall provide all necessary assistance to facilitate the transaction in accordance with all FDA standards and regulations.

In the event that, within the Due Diligence Period, Purchaser determines, in Purchaser’s sole discretion, that Purchaser wishes to terminate the HTWC Option, Purchaser shall provide written notice, via email, to HTWC and with a copy to HTWC’s legal counsel, of its decision to cancel the HTWC Option.

Upon such cancellation of the HTWC Option, each of Purchaser and HTWC shall have no further obligations or liabilities under the HTWC Option Agreement.

In the event Purchaser elects to terminate the HTWC Option, the HLTT Option (defined below), shall automatically terminate concurrently with the HTWC Option.

However, unless otherwise later agreed to in writing between the Parties, the Manufacturing Agreement shall remain in full force and effect.

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Exercise of the HTWC Option

The HTWC Option shall be exercisable, subject to the Parties’ execution of the HTWC Option Agreement, at any time during the HTWC Option Period but, in any event, no later than 3:00pm CST on the last day of such period, by written notice via email to HTWC with a copy to HTWC’s legal counsel, is sufficient, of the exercise of the HTWC Option, provided that Purchaser pays the HTWC Asset Purchase Price less the HTWC Initial Option Fee and the HTWC First Extension Payment.

In the event Purchaser exercises the HTWC Option, as a condition precedent thereof, Purchaser shall also be required to simultaneously exercise the HLTT Option and fulfill all obligations in accordance with the HLTT Option Agreement.

Purchase Price for the HTWC Assets	The “HTWC Asset Purchase Price” shall mean Two Million Dollars ($2,000,000.00 USD).
Bill of Sale for the HTWC Assets	At Closing, HTWC will assign to Purchaser all of HTWC’s right, title and interest in and to all of HTWC’s Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, unless otherwise noted herein, pursuant to a bill of sale (the “Bill of Sale”).
HTWC’s Restrictions During the Option Period	Other than for the existing and permitted lien(s) between World Reach Med, LLC and HTWC, during the HTWC Option Period, HTWC shall not permit any additional liens, encumbrances or other grant of rights against the HTWC Assets, nor shall HTWC sell or divest the HTWC Assets, except in the ordinary course of business, without the express written consent of Purchaser. No attempt will be made by HTWC or with HTWC’s authorization to encumber, diminish or impair any of the HTWC Assets, and all appropriate protection of the HTWC Assets will continue to be maintained by HTWC.
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HTWC’s Excluded Assets

The following assets of HTWC will not be acquired by Purchaser hereunder and shall be excluded from the definition of the HTWC Assets for all purposes under this Term Sheet (collectively, the “Excluded Assets”):

•       the assets to be listed on the excluded asset list that shall be provided by HTWC to Purchaser during the Due Diligence Period;

•       all cash on hand or in banks, all cash equivalents, and all rights to any refunds of cash or cash equivalents;

•       HTWC’s right to and claims for federal or state income or franchise tax refunds and refunds of other taxes paid upon or measured by the income of HTWC prior to the Closing;

•       all accounts receivable and notes receivable and all accounts payable and notes payable related to periods prior to the Effective Date;

•       the corporate seals, organizational documents, minute books, stock books, tax returns, book of account or other records having to do with the corporate organization of HTWC. HTWC will make all the aforementioned data and documents available for Purchaser to be able to complete financial statements that may be audited in accordance with PCAOB policies. This undertaking includes HTWC, HTWC’s staff and outside contracted entities working with Purchaser to obtain and/or provide necessary information on a timely basis;

•       all employee liabilities, benefit plans of HTWC, if any, and all accrued compensation, paid time off, vacation or other benefits accrued to employees as of the Closing Date;

•       the HLTT Parties’ security deposit under the Arapeen Lease (defined below);

•       any insurance policies and rights thereunder; and

•       the rights that accrue or will accrue to HTWC under this Term Sheet or any definitive long-form agreements contemplated hereunder.

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Assignment of HTWC Contracts

Effective as of the date Purchaser exercises the HTWC Option and pays the entire HTWC Asset Purchase Price to HTWC (the “HTWC Closing Date”), HTWC shall assign to Purchaser, and Purchaser shall assume, all of HTWC’s obligations under the contracts to later be listed on the Assigned Contracts list that shall be provided by HTWC to Purchaser during the Due Diligence Period (the “Assigned Contracts”).

Commencing as of the HTWC Closing Date, Purchaser shall assume HTWC’s respective obligations under such Assigned Contracts. HTWC shall use its best effort to obtain such consents for assignment (if needed) prior to the HTWC Closing Date; provided, however, that as to any HTWC Assigned Contracts, the assignment of which by its terms requires the prior written consent of any third-party thereto, in the event such consent is not obtained prior to the HTWC Closing Date, Purchaser shall pay to HTWC, or pursuant to a direction to pay, to the applicable third-party, all amounts due on or before the applicable due date.

HTWC represents and warrants that each of the applicable HTWC Assigned Contracts are in full force and effect as of the Effective Date of this Term Sheet.

Purchaser May Engage HTWC’s Executive(s) as Consultant

Commencing as of the HTWC Closing Date and continuing for a period of such duration as Purchaser and HTWC may agree, Purchaser may elect to pay HTWC a consulting fee (the “Consulting Fee”), for the non-exclusive consulting services of Jelena Olmstead (“Olmstead”) and/or other HTWC executives, in Purchaser’s sole discretion.

Olmstead may oversee all transitional endeavors relevant to the transactions contemplated hereunder.

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Purchaser May Acquire and Employ HTWC’s Employees

Commencing as of the HTWC Closing Date, all of HTWC’s then-employed personnel (the “HTWC Personnel”) that Purchaser desires to engage, shall be permitted by HTWC to resign from HTWC and shall immediately become employed by Purchaser or its designee. If Purchaser declines to offer employment to one (1) or more of the HTWC Personnel, HTWC shall be permitted to either (a) retain said person or (b) terminate said person, at HTWC’s sole discretion.

During the Due Diligence Period, HTWC shall provide Purchaser with an HTWC Personnel list (the “Personnel List”).

Purchaser agrees that, should Purchaser elect to employ any of the HTWC Personnel, Purchaser shall do so on the same terms and conditions as between HTWC and the HTWC Personnel, as in effect as of the HTWC Closing Date, particularly pertaining to base salary, seniority, vacation time, sick days, health insurance, 401k benefits, etc.

No Assumed Liabilities for HTWC	Except for liabilities arising out of the Assigned Contracts on or after the HTWC Closing Date, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any liabilities or obligations of HTWC of any kind or nature whatsoever, all of which shall remain the sole liabilities and obligations of HTWC and all of which HTWC shall pay and satisfy in due course.
Deliverables at Closing

As of the HTWC Closing Date, HTWC and Purchaser shall deliver or cause to be delivered to the other the following:

•       the Bill of Sale

•       instruments sufficient to assign to Purchaser all of HTWC’s rights under the Assigned Contracts, with all necessary consents of counterparties (if applicable);

•       such other documents and instruments reasonably necessary or appropriate to vest in Purchaser good and marketable title to the HTWC Assets, free and clear of all liens, claims and encumbrances whatsoever, and all certificates of title covering the HTWC Assets with warranties of title, all in such form reasonably acceptable to Purchaser;

•       actual possession of the HTWC Assets to Purchaser; and/or

•       such other certificates or other instruments as HTWC and Purchaser may mutually approve.

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Automatic Termination of the HTWC Option Agreement

In the event Purchaser fails to make all payments when due in accordance with the Manufacturing Agreement and/or all payments when due in accordance with the HTWC Option Agreement and the HLTT Option Agreement, all of Purchaser’s rights pursuant to the HTWC Option Agreement will immediately and automatically terminate, with all rights reverting to HTWC, unless otherwise later agreed to in writing between HTWC and Purchaser.

Notwithstanding the foregoing, Purchaser shall have thirty (30) calendar days to cure any non-disputed payments then due. HTWC and Purchaser shall agree to an expeditious dispute resolution method for all disputed payments. During the resolution period, the HTWC Option Agreement shall remain in full force and effect.

PURCHASER’S OPTION TO PURCHASE HLTT’S PATENTS APPLICABLE TO THE Q-CODE PRODUCT
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Purchaser’s Option to Purchase HLTT’s Patents Applicable to the Q-Code

On or before the expiration of the Due Diligence Period, should Purchaser elect to proceed with the transaction, Purchaser and HLTT shall enter into an exclusive patent option purchase agreement (the “HLTT Option Agreement”), under which Purchaser shall have the option to purchase HLTT’s Patents applicable to the FDA-approved allograft tissue, in accordance with Q-Code No. 4225 (the “Q-Code”), and all inventions and discoveries related to HLTT’s business of wound care, and all derivative creations emanating therefrom, including, but not limited to any other products produced in connection with or use of placentas to develop skin graft and wound care products, which include, without limitation, the following:

•       Patent Ref. No. 207469-702102/PRO, filed on 6/30/22, Application No. 63/357,125

•       Patent Ref. No. 207469-702201/US, filed on 12/16/22, Application No. 18/083,019

(collectively, the “Patent”).

During the Due Diligence Period, HTWC will provide Purchaser with a form of the HLTT Option Agreement, along with the complete intellectual property information pertaining to same, including, but not limited the Patent information, filings, attorney opinions, and related agreements.

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HLTT Option Term; HLTT Option Fees

Initial Option Period:

In consideration of the sum of Ten Thousand Dollars ($10,000.00 USD) (the “HLTT Initial Option Fee”), and so long as Purchaser has paid to HTWC the HTWC Initial Option Fee and the first installments of the Manufacturing Fee and the Equipment Financing, HLTT will grant to Purchaser, its successors and its assigns, the option, commencing as of the Effective Date of this Term Sheet and continuing through and including 3:00pm CST on November 30, 2023 (the “HLTT Initial Option Period”), to purchase from HLTT the Patent, subject to the parties’ execution of and upon the terms and conditions set forth in, the HLTT Option Agreement (the “HLTT Option”). The HLTT Initial Option Fee shall be non-refundable. In the event Purchaser elects to proceed with the transaction, the HLTT Initial Option Fee shall be fully applicable against the HLTT Purchase Price (defined below). In the event Purchaser does not proceed with or elects to cancel the transaction, the HLTT Initial Option Fee shall be fully applicable against all amounts Purchaser owes to HTWC in accordance with the Manufacturing Agreement.

First Extension of the HLTT Option Period:

The period within which the HLTT Option may be exercised may be automatically extended for an additional period of twelve (12) months through and including 3:00pm CST on Friday, November 29, 2024 (the "HLTT First Extension Period"), upon payment to Seller of an additional sum of Three Million Nine Hundred Ninety Thousand Dollars ($3,990,000.00 USD) (the "HLTT First Extension Payment"), which shall be paid on or before the expiration of the Due Diligence Period. Purchaser shall not be required to provide written notice to HLTT of Purchaser’s election to extend the HLTT Initial Option Period; payment of the HLTT First Extension Payment alone is all that shall be required. The HLTT First Extension Payment shall be non-refundable and shall be fully applicable against the HLTT Purchase Price.

The period commencing as of the commencement of the HLTT Initial Option Period and continuing through the last date of the HLTT First Extension Period, if applicable, will be referred to herein as the “HLTT Option Period.”

The HLTT Option shall be exercisable, subject to the parties’ execution of the HLTT Option Agreement, at any time during the HLTT Initial Option Period and, if applicable, the, HLTT First Extension Period, by written notice, via email, to HLTT’s legal counsel, of the exercise of the HLTT Option.

In the event Purchaser exercises the HLTT Option, as a condition precedent thereof, Purchaser shall also be required to simultaneously exercise and fulfill all obligations in accordance with the HTWC Option Agreement.

If Purchaser exercises the HLTT Option and pays the HLTT Purchase Price, then HLTT hereby irrevocably grants and assigns to Purchaser, and Purchaser’s successors and assigns, in perpetuity, all rights of every kind and nature in and to the Patent.

Termination of the HLTT Option	Upon the expiration or earlier termination by Purchaser of the HLTT Option, the HTWC Option shall immediately and automatically terminate concurrently therewith and shall no longer be exercisable.
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Purchase Price for the Patent

The “HLTT Purchase Price” shall mean Fifteen Million Five Hundred Thousand Dollars ($15,500,000.00 USD).

The HLTT Purchase Price, less the HLTT Initial Option Fee, the HLTT First Extension Payment (if paid), and the Manufacturing Fee Adjustment (as defined below), shall be paid to HLTT, via bank wire transfer, to coordinates to be separately provided by HLTT, in twelve (12) monthly installments in accordance with the “HLTT Payment Schedule,” the form of which (prior to the expiration of the Due Diligence Period) will be mutually approved between HLTT and Purchaser, and will later be attached to the HLTT Option Agreement. For the avoidance of doubt, the HLTT Purchase Price shall be subject to the HLTT Option Agreement.

In the event that the HTWC First Extension Payment and the HLTT First Extension Payment are paid prior to the expiration of the Due Diligence Period, and so long as Purchaser has paid HTWC for all amounts due to HTWC that accrued during the Due Diligence Period in accordance with the Manufacturing Agreement, Eighty-Five Percent (85%) of the Manufacturing Fee actually paid by Purchaser to HTWC from the Effective Date of the Manufacturing Agreement through the expiration of the Due Diligence Period shall be applied against the HLTT First Extension Payment (defined below), and, if applicable, against the HLTT Purchase Price (the “Manufacturing Fee Adjustment”). For the avoidance of doubt, the Manufacturing Fee Adjustment shall be equal to the (i) difference between (A) the Contract Manufacturing Price (as defined in Manufacturing Agreement) and (B) Manufacturing Cost ($30 per square centimeter), multiplied by (ii) the number of Square Centimeters produced and supplied by HTWC to Purchaser.

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HLTT’s Restrictions During the HLTT Option Period

Other than for the existing and permitted lien(s) between World Reach Med, LLC and HLTT, during the HLTT Option Period, HLTT shall not permit any additional liens, encumbrances or other grant of rights against the Patent, nor shall HLTT sell or divest the Patent, without the express written consent of Purchaser. No attempt will be made by HLTT or with HLTT’s authorization to encumber, diminish or impair the Patent, and all appropriate protection of the Patent will continue to be maintained by HLTT.

HLTT shall maintain the Patent in full force and effect and shall pay to the US Patent and Trademark Office (the “USPTO”) all maintenance fees, renewal fees and similar charges when due.

HLTT shall not file any amendments, modifications, continuations in part (“CIP”), abandonments, or make any other changes to the Patent or any other filings with the USPTO without the written consent of Purchaser in each instance.

HLTT’s Post-Closing Covenants	The assignment and transfer of title of the Patent from HLTT to Purchaser shall be free and clear of all licenses, contracts, liens, claims and encumbrances. From and after such assignment and transfer, HLTT shall be excluded from practicing under the Patent without the express written consent of Purchaser. Further, HLTT shall not attack the title of Purchaser in and to the Patent and HLTT shall not take any adverse action to Purchaser’s ownership or use of the Patent or challenging the validity of the Patent. HLTT shall provide further assurances to cooperate and perform all necessary actions to effectuate the assignments of the exclusive rights contemplated hereunder.
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Assignment of Lease of 615 Arapeen Dr., Salt Lake City, UT 84108

As of the Effective Date of this Term Sheet, HLTT is currently a party to a real property lease for the property commonly known as 615 Arapeen Dr., Suites 300 and 302, Salt Lake City, Utah 84108 (the “Arapeen Lease”). The current term of the Arapeen Lease ends on December 31, 2023. As of the Effective Date of this Term Sheet, Purchaser acknowledges having received a copy of the Arapeen Lease. HLTT shall provide a copy of the Arapeen Lease promptly upon the execution of this Term Sheet.

Purchaser acknowledges and agrees that HLTT, along with HTWC, have been occupying suite 304 as part of HTWC’s operations; however, HLTT and the landlord have not yet consummated a lease for suite 304; however, Purchaser shall be required to include suite 304 in any lease assignment(s) contemplated hereunder.

It shall be a condition subsequent to this Term Sheet and any definitive long form agreements contemplated hereunder, that either (i) Purchaser, at the time Purchaser pays the entire HTWC Asset Purchase Price and the HLTT Purchase Price, shall have entered into an assignment agreement between the landlord, HLTT and Purchaser, or (ii) in the event Purchaser is not able to consummate an assignment of the Arapeen Lease with the landlord on or before the Closing Date, Purchaser shall pay an amount equal to the base rent for suites 300, 302 and 304 in accordance with the Arapeen Lease to HLTT, or, pursuant to a direction to pay, to the landlord on a month-to-month basis for the duration of any then-applicable lease term.

Deliverables at Closing

Effective as of the date Purchaser exercises the HLTT Option and pays the entire HLTT Purchase Price to HLTT (the “HTWC Closing Date”), HLTT and Purchaser shall deliver or cause to be delivered to the other the following:

•       instruments sufficient to assign to Purchaser all of HLTT’s rights under the Patent, with all necessary filings and consents of counterparties (if applicable);

•       such other certificates or other instruments as HLTT and Purchaser may mutually approve.

Automatic Termination of the HLTT Option Agreement

In the event Purchaser fails to make all payments when due in accordance with the Manufacturing Agreement and/or all payments when due in accordance with the HLTT Option Agreement and/or the HTWC Option Agreement, all of Purchaser’s rights pursuant to the HLTT Option Agreement will immediately and automatically terminate, with all rights reverting to HLTT, unless otherwise later agreed to in writing between HTWC and Purchaser.

Notwithstanding the foregoing, Purchaser shall have thirty (30) calendar days to cure any non-disputed payments then due in accordance with the HLTT Option Agreement. HLTT and Purchaser shall agree to an expeditious dispute resolution method for all disputed payments. During the resolution period, the HLTT Option Agreement shall remain in full force and effect.

PURCHASER TO ENTER INTO A DISTRIBUTION AGREEMENT FOR PURCHASER’S PRODUCTS WITH WORLD REACH HEALTH, LLC
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World Reach Health to Distribute Products Manufactured by Purchaser

WRH currently serves as the exclusive distributor for all of HTWC’s products.

Concurrently with Purchaser’s satisfaction of all obligations in accordance with the HTWC Option Agreement and the HLTT Option Agreement, Purchaser shall enter into a non-exclusive distribution agreement (the “Distribution Agreement”) between Purchaser and WRH relevant to any products manufactured by Purchaser, or its designee(s) and/or assign(s) relevant to Purchaser’s purchase of the HTWC Assets and the HLTT Patent.

Term of the Distribution Agreement	Three (3) Years from the effective date of the Distribution Agreement.
Fee Split Between WRH and Purchaser

WRH shall be granted the Q-Code product on consignment and shall sell the product to third parties in accordance with all then-applicable insurance reimbursement rates. When WRH is paid for the products that WRH sold, WRH shall retain sixty-five percent (65%) of the gross revenues of the sales price. WRH, within fifteen (15) business days of the end of each calendar month, shall provide Purchaser with a statement of all collected sales and shall pay Purchaser, via bank wire transfer, thirty-five percent (35%) of the gross revenues for the applicable sales transactions.

Any product distributed and sold by Purchaser via other channels shall not be subject to a split of the gross revenues and Purchaser shall be entitled to retain all revenues derived therefrom.

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Restrictive Covenants for the Distribution Agreement

During the term of the Distribution Agreement, Purchaser will not, directly or indirectly, attempt to circumvent WRH to sell the products directly to WRH’s customers and/or sub-distributors.

During the term of the Distribution Agreement, and for a period of twelve (12) months following the effective date of termination of the Distribution Agreement (the “Restrictive Period”), unless otherwise later agreed to in writing between Purchaser and WRH.

Additionally, during the Restrictive Period, Purchaser and WRH shall covenant and agree that neither will, directly or indirectly, alone or in combination with any other Person (as defined in the Distribution Agreement), engage in any of the following:

•       solicit, in any capacity (whether as an employee, consultant, owner, member, independent contractor or otherwise any Covered Employee (as defined in the Distribution Agreement);

•       interfere with, alter or attempt to interfere with or alter, any relationship between Purchaser and WRH and any Person referred to in the paragraph above.

Further, during the Restrictive Period, Purchaser shall not be permitted to sell products directly to, nor shall Purchaser be permitted to enter into sales representative agreements and/or distribution agreements with any of WRH’s restricted parties, as more fully identified in the “Restricted Party List,” a copy of which is attached to and incorporated in the Distribution Agreement for reference.

MISCELLANEOUS
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Pre-Closing Covenants

The Parties shall use their reasonable best efforts to obtain all necessary third-party and government consents (including all certificates, permits and approvals required in connection with Purchaser’s acquisition the HTWC Assets and the Patent.

The HLTT Parties, and its owners, officers, directors and employees shall continue to operate HTWC consistent with past practice, and, during the period between the Effective Date of this Term Sheet and the closing date, ensure there is no material adverse change in the business, financial condition or prospects.

During the term of the Manufacturing Agreement, and for a period of two (2) years following the completion of the transactions contemplated herein, the HLTT Parties, its subsidiaries, affiliates, successors, assigns, and all related personnel (collectively referred to as the “Restricted Parties”) shall be subject to the following restrictive covenant:

Non-Competition Obligation: The Restricted Parties shall not directly or indirectly engage in, or have any interest, ownership, or participation in any business or activity that involves the development or manufacturing of any skin graft wound care product or any derivative or ancillary works stemming from the HLTT Patent (collectively referred to as “Prohibited Business”).

Non-Solicitation

Commencing as of the Effective Date of this Term Sheet, and for a period of twenty-four (24) months thereafter (the “Non-Solicitation Period”), neither Party hereto, nor any of their parents, subsidiaries and/or affiliated entities shall solicit, in any capacity, whether as an employee, consultant, owner, shareholder, member, manager and/or independent contractor or otherwise, any Covered Employee (defined below).

For purposes of this Term Sheet, “Covered Employee” means any individual who is or was, within the twelve (12) month period prior to such solicitation, employment or engagement, was employed or otherwise engaged by the other Party hereto.

The Non-Solicitation Period shall no longer be applicable to HTWC’s Personnel if Purchaser exercises the HTWC Option.

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Mutual Non-Disparagement	Commencing as of the Effective Date of this Term Sheet, and at all times thereafter, no Party hereto, or their members, managers, officers, directors or shareholders or employees shall make any oral or written statement, or other communication, that disparages or places any Party hereto, or any of the Party’s members, manager designees, subsidiaries, affiliates, principals, officers, directors, employees, partners, investors, products or services in a false or negative light; provided, however, that nothing herein shall preclude any of the Parties from testifying as required by lawful subpoena or other legal process, making good faith reports to governing regulatory bodies or authorities, or communicating inside either Party consistent with legitimate business needs.
Representations and Warranties	The transaction documents will contain representations, warranties and other terms and conditions customary to transactions of their size and nature.
Risk Factors	The transactions contemplated herein are speculative and may involve a high degree of risk.
Exclusive Dealing	So long as Purchaser pays the initial amounts owed to HTWC in accordance with the Manufacturing Agreement, the HTWC Initial Option Fee and the HLTT Initial Option Fee, during the period from the Effective Date of this Term Sheet until the earlier of the expiration of the Due Diligence Period in accordance with its terms, the HLTT Parties shall not enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from any other individuals or entities with respect to (i) the possible disposition of a material portion of the HTWC Assets, (ii) any business combination involving HTWC, whether by way of merger, consolidation, share exchange or other transaction, and/or (iii) the license or sale of the HLTT Patent (excluding any existing licensure of the Patent between HLTT and HTWC).
Conditions Precedent

Without limiting the foregoing, the following are conditions precedent to each Parties’ obligations hereunder:

•       the execution of this Term Sheet by all Parties; and

•       HLTT’s Board of Directors’ approval of this Term Sheet.

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Counterparts	This Term Sheet may be executed in counterparts, each of which, when so executed and delivered, will be deemed originals for all purposes, all of which taken together shall constitute one and the same instrument, respectively. Delivery of any executed counterpart of this Term Sheet by facsimile or transmitted electronically in either a Tagged Image Format File (“TIFF”) or Portable Document Format (“PDF”) shall be equally effective as delivery of a manually executed counterpart of this Term Sheet.
Legal & Professional Expenses	Each Party will bear its own legal, accounting and/or professional costs regarding the negotiation and drafting this Term Sheet, any and all due diligence to be conducted and the definitive agreements contemplated herein, unless otherwise later agreed to in writing between the Parties.
Law & Jurisdiction	This Term Sheet will be construed under the laws of the State of Utah and the Parties hereby submit to the exclusive jurisdiction of the Utah federal and state courts with general jurisdiction over Salt Lake County, Utah, for the resolution of any dispute with respect to this Term Sheet.
Legal Representation; Waiver of Jury Trial

THE PARTIES HEREBY REPRESENT AND WARRANT THAT EACH PARTY HERETO HAS HAD AN OPPORTUNITY TO CONSULT INDEPENDENT LEGAL COUNSEL AND/OR HAVE BEEN REPRESENTED BY COUNSEL OF THEIR OWN CHOOSING IN THE PREPARATION AND ANALYSIS OF THIS TERM SHEET. THE PARTIES HERETO EACH HAVE READ THIS TERM SHEET WITH CARE AND BELIEVES THAT EACH OF THE PARTIES HERETO ARE FULLY AWARE OF AND UNDERSTAND THE CONTENTS OF THIS TERM SHEET AND ITS LEGAL EFFECT.

AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

Integration	Until such a time as definitive, legally binding agreements are executed between the Parties, this Term Sheet constitutes the entire understanding between the Parties and will not be modified, altered or otherwise amended except in writing signed by all Parties.
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Confidentiality of this Term Sheet	The terms of this Term Sheet are strictly confidential and each Party agrees not to disclose or permit the disclosure of the terms and conditions contained herein to any third party without the prior written consent of the other Party(ies), except that each Party may disclose such terms to its respective attorneys, tax advisors, other advisors, governmental entities or parties required by law.
No Assignment of this Term Sheet	None of the Parties hereto may assign this Term Sheet, in whole or in part, to any person, firm or corporation, without all Parties’ prior written consent.
Authority	Each Party hereby represents and warrants for itself that it is and will remain free to enter into and fully perform under this Term Sheet in all respects, and that its execution and delivery of the Term Sheet have been fully authorized by its governing authority.
No Public Announcements

Except as otherwise required by applicable securities laws, neither Party shall make any announcement of the transactions contemplated by this Term Sheet or any definitive agreements contemplated hereunder without the written approval of the other Party(ies).

The foregoing shall not restrict, in any capacity, any Party’s ability to communicate information concerning this Term Sheet and the transactions contemplated hereby to the Parties’ respective affiliates, officers, directors, employees and professional advisors, and, to the extent relevant, to third parties whose consent is required in connection with the transactions contemplated by this Term Sheet.

No Strict Construction	The language used in this Term Sheet will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party hereto.
Modification and Waiver of Breach	No waiver or modification of this Term Sheet shall be binding unless it is in writing and signed by the Parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a further breach, whether of a similar or dissimilar nature. The failure of any Party hereto to enforce, at any time, any provision of this Term Sheet shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision.
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Captions and Headings	The captions and section headings used in this Term Sheet are for convenience of reference only, and shall not affect the construction or interpretation of this Term Sheet or any of the provisions hereof.
Approval of Term Sheet	The Parties desire to approve of this Term Sheet on or before August 10, 2023.
Closing Date	The Parties desire to hold a closing relevant to the execution of definitive documents between the Parties on or before the expiration of the Due Diligence Period, unless otherwise extended pursuant to the mutual written consent of the Parties.
Expiration of Term Sheet	This Term Sheet shall automatically expire upon the earlier of (i) the execution of definitive documents between the Parties, or (ii) the expiration of the Due Diligence Period, unless mutually accepted by the Parties, or as otherwise extended pursuant to the mutual written consent of the Parties.
Termination of this Term Sheet	Upon the Parties’ consummation of definitive, long form agreements, the applicable provisions of this Term Sheet shall be deemed terminated and shall have no further force or effect.

SIGNATURE PAGE FOLLOWS

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

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SIGNATURE PAGE TO THE
TERM SHEET DATED AUGUST 18, 2023

BETWEEN

HEALTHTECH SOLUTIONS, INC., HEALTHECH WOUND CARE, INC., WORLD REACH HEALTH, LLC

AND

HLLT ACQUIRED, LLC

If the above terms, conditions and understandings are acceptable, please indicate your acceptance and intentions by signing below and returning the fully executed Term Sheet to representatives of each of the Parties as follows:

 Accepted and Agreed to by:

Healthtech Solutions, Inc.	Healthtech Wound Care, Inc.
_/s/Jelena Olmstead____________ By: Jelena Olmstead Its: Authorized Signatory	_/s/Jelena Olmstead____________ By: Jelena Olmstead Its: Authorized Signatory

World Reach Health, LLC /s/ Jim Pesoli______________________ By: Jim Pesoli Its: Authorized Signatory

PURCHASER: HLLT Acquired, LLC _/s/ Zalman Schapiro_________________ By: Zalman Schapiro Its: Authorized Signatory

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EXHIBIT A

MANUFACTURING AGREEMENT

*See Attached

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MANUFACTURING AGREEMENT

This Manufacturing Agreement (this “Agreement”) is entered into as of August 18, 2023 (the “Effective Date”), by and between Healthtech Wound Care, Inc. (“HTWC”), a Delaware corporation, with a principal place of business located at 615 Arapeen Dr., Suite 300, Salt Lake City, Utah 84108, and HLLT Acquired, LLC (“Customer”), a Delaware limited liability company, with a principal place of business located at 885 Third Avenue, 29th Floor, New York, New York 10022. HTWC and Customer may sometimes be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, HTWC is the manufacturer of that certain product line of Food and Drug Administration (“FDA”) approved human placental allograft tissue commonly known as “DermaBind-TL,” (a/k/a “AmnioBind”) Q-Code 4225 (the "Q-Code") (individually a/the “Product” and collectively, the “Products”), as more particularly described in the product schedule (the “Product Schedule”), a copy of which is attached hereto and incorporated herein for reference as Exhibit “A”;

WHEREAS, Customer anticipates entering into a conditional asset option-purchase agreement (the “HTWC Option Agreement”) with HTWC, whereby Customer shall have the exclusive option (the “HTWC Option”) to purchase HTWC’s assets (the “HTWC Assets”), as more fully identified in the HTWC Option Agreement, on the terms and conditions contained in the HTWC Option Agreement;

WHEREAS, Customer anticipates entering into an intellectual property option purchase agreement (the “HLTT Option Agreement”) with HTWC’s parent company, Healthtech Solutions, Inc. (“HLTT”), whereby Customer shall have the exclusive option (the “HLTT Option”) to purchase HLTT’s intellectual property solely associated with the Product (the “HLTT IP”), as more fully identified in the HLTT Option Agreement, on the terms and conditions contained in the HLTT Option Agreement; and

WHEREAS, until the later of such time as Customer consummates the acquisition of the HTWC Assets in accordance with the HTWC Option Agreement, and Customer consummates the acquisition of the HLTT IP in accordance with the HLTT Option Agreement, or until the termination of this Agreement, Customer desires for HTWC to manufacture certain quantities of the Product during the Term (defined below) hereof, and HTWC wishes to manufacture certain quantities of the Product for Customer on the terms and conditions contained herein. Moreover, the Parties acknowledge that HTWC may decide to manufacture other products in its lab or facilities that are not limited to the Product specified in this Agreement, and the Parties desire to expand collaboration and amend this Agreement as necessary to include additional products.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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1.	Incorporation by reference. The Recitals and introductory paragraph above, and the definitions set forth therein, are incorporated by this reference.
2.	Conditions Precedent. Each Party’s obligations hereunder shall be contingent upon the occurrence of all of the following events (the “Conditions Precedent”):
a.	each Party fully executes and delivers to the other Party this Agreement.

3.	Term; Termination.

a.	Initial Term. The term of this Agreement commences on the Effective Date and continues through the fifteenth (15th) month anniversary of the Effective Date (the “Initial Term”), unless it is earlier terminated pursuant to the terms of this Agreement or applicable law.

b.	Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive three (3) month terms unless either Party provides written notice (email is sufficient) of non-renewal at least ten (10) business days prior to the end of the then-current term (each a “Renewal Term” and together with the Initial Term, the “Term”), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement, the mutual written consent of the Parties or applicable law. If the Initial Term or any Renewal Term is renewed for any additional Renewal Term(s) pursuant to this section, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal, unless otherwise later agreed to in writing between the Parties. In the event either Party provides timely notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

c.	Termination In Accordance with the HTWC Option Agreement and the HLTT Option Agreement. In the event the Parties consummate the HTWC Option Agreement and the HLTT Option Agreement and Customer exercises its options thereunder and pays all amounts due HTWC and HLTT in accordance therewith, this Agreement shall automatically terminate effective the last calendar day of the then-current month that the final balances due to HTWC in accordance with the HTWC Option Agreement and the final balances due to HLTT in accordance with the HLTT Option Agreement were paid.

d.	Termination for Cause. Either Party may terminate this Agreement for cause with immediate effect upon written notice (email is sufficient) to the other Party:

i.	if such other Party fails to perform any material obligation under this Agreement or otherwise materially breaches this Agreement, through
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no fault of the Party initiating such termination, that remains uncured for fifteen (15) business days, or such other period of time as the Parties may mutually approve of in writing, following written notice (email is sufficient) to such Party of such failure or breach;

ii.	if the other Party becomes insolvent, is generally unable to pay, or fails to pay, its debts as they become due, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization, or assignment for the benefit of creditors.

e.	Termination Without Cause. During the Initial Term, Customer may terminate this Agreement for convenience upon three (3) months’ advance written notice of termination, provided such termination shall not be effective before January 31, 2024.

f.	Effect of Expiration or Termination.

i.	Immediately, upon the effectiveness of a notice of termination, except for termination in accordance with Section 3(c), HTWC shall, unless otherwise directed by Customer, and subject to HTWC’s obligation to provide resourcing cooperation: (A) promptly terminate all performance under this Agreement; and (B) transfer title and deliver to Customer all finished Products completed prior to effectiveness of the notice of termination. HTWC agrees, if requested by Customer, to finish any work in progress that remains after it receives a termination notice from Customer, subject to Customer’s full payment for such services.

ii.	The termination or expiration of this Agreement for any reason shall not release any Party hereto of any liability, which at the time of termination or expiration had already accrued to the other Party in respect to any act or omission prior thereto.

iii.	Upon the expiration or earlier termination of this Agreement, each Party shall return to the other Party or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party’s Confidential Information (defined below). In addition, and if applicable, each Party, upon the other Party’s written request (email is sufficient), will certify in writing to such other Party that it has complied with the requirements of this section.

4.	HTWC to Manufacture the Product.

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a.	Manufacture. Subject to the terms and conditions of this Agreement, HTWC shall manufacture the Product in accordance with all FDA and/or Tissue Reference Group (“TRG”) specifications and/or requirements applicable to the Q-Code, including ordering and management of required components to make the Product. Additionally, during the Term hereof, HTWC shall maintain its manufacturing facility to be compliant with all ISO-13485 standards.

i.	Initial 60-Day Product Quantities. Commencing as of the Effective Date of this Agreement, HTWC shall manufacture and/or deliver, and Customer shall pay for, not less than Three Thousand centimeters squared (3,000cm2) within thirty (30) days of the Effective Date of this Agreement, and not less than Five Thousand centimeters squared (5,000cm2) within sixty (60) days of the Effective Date of this Agreement.

ii.	Monthly Minimum; Desired Product Quantities. Unless Customer notifies HTWC in writing (email is sufficient) to request quantities in excess of those noted in Section 4(a)(i) sooner in time, commencing as of the third (3rd) monthly anniversary of the Effective Date of this Agreement, Customer ultimately desires for HTWC to manufacture and deliver to Customer approximately Ten Thousand square centimeters (10,000cm2) of the Product on average per calendar month during the Term. However, Customer understands and acknowledges that a ramp up period to achieve such quantities may be applicable for up to one hundred eighty (180) days from the Effective Date of this Agreement, as HTWC will require additional equipment and raw materials, and lead times apply. Commencing as of the third (3rd) monthly anniversary of the Effective Date of this Agreement, HTWC shall commit to manufacturing and delivering to Customer, and Customer shall pay for, a variety of Product sizes collectively amounting to not less than Seven Thousand Five Hundred centimeters squared (7,500cm2) per month (the “Monthly Minimum”). Further, unless otherwise later agreed to in writing between the Parties, commencing as of the third (3rd) monthly anniversary of the Effective Date of this Agreement, Customer commits to purchasing not less than Seven Thousand Five Hundred centimeters squared (7,500cm2) per month for the duration of the Term. Any variations of manufacturing capacities and/or delivery schedules regarding the Product and/or the Monthly Minimum will be mutually approved by the Parties. Any additional, contrary, or different terms contained in any subsequent purchase order, acknowledgement, confirmation, invoice or communication, and any other attempt to modify, supersede, supplement, or otherwise alter this Agreement, are deemed rejected by the other Party and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized representatives of both Parties.
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iii.	Over-Runs/Under-Runs. Over-runs and under-runs per Product type ordered may vary plus or minus 5% of the Monthly Minimum. Delivered quantity within the above listed range shall be deemed to constitute fulfillment of the Monthly Minimum.

b.	Forecasts and Inventory Planning. On a monthly basis, Customer will provide HTWC with a non-binding rolling forecast for the following month. Forecasts beyond the Monthly Minimum production requirements contained herein are for informational purposes only and do not create any binding obligations on behalf of either Party, unless otherwise agreed to in writing between the Parties. HTWC will be responsible for material planning to meet the rolling forecast and mutually agreed upon service levels for the Product. HTWC will promptly notify Customer if HTWC becomes aware that HTWC cannot meet the rolling forecast; provided, however, that a failure to provide such notice shall not constitute a breach under this Agreement.

5.	Shipment, Delivery, Acceptance, and Inspection.

a.	Shipment and Delivery Requirements. HTWC shall manufacture, assemble, pack, mark, and ship the Product in accordance with all applicable FDA, TRG and/or Q-Code specifications, strictly in the quantities and by the methods, to the delivery locations and by the delivery dates, specified in this Agreement or as instructed on a case-by-case basis by Customer. Each shipment will constitute a separate sale, and Customer will pay for the Products shipped whether the shipment is in whole or partial fulfillment of the Monthly Minimum. The quantity of any installment of the Products, as recorded by HTWC on the dispatch from HTWC’s place of business, is evidence of the quantity received by Customer upon delivery, unless Customer provides evidence to the contrary. HTWC will not be liable for any non-delivery of the Products to a Customer-designated delivery location, unless Customer gives written notice to HTWC of the non-delivery within fifteen (15) calendar days following the date that Customer would, in the ordinary course of business, have received the Products. HTWC’s liability for any non-delivery of the Products will be limited to replacing the Products within a reasonable time or adjusting the invoice for the Products to reflect the actual quantity delivered.

i.	Method of Shipping. All Products shipped by HTWC shall be shipped via FedEx Ground. Customer, or Customer’s designated third party(ies) may request expedited shipping services; however, Customer, or Customer’s designated third party(ies) shall be subject to additional charges for such expedited services.

1.	Customer-Provided Shipping Labels. If Customer elects to utilize Customer’s, or any Customer-designated third party’s FedEx or other freight carrier account, it shall be Customer’s
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responsibility to provide HTWC, via email, with the applicable shipping labels.

ii.	Costs of Shipping. The Manufacturing Fee (defined below) does not include the cost of shipping to Customer’s designated location, unless otherwise later agreed to in writing between the Parties. HTWC shall separately invoice Customer on a monthly basis for any and all shipping costs incurred by HTWC. All such shipping invoices shall be payable to HTWC upon Customer’s receipt of said invoices.

iii.	Delays in Shipment of Products to Customer. HTWC will use commercially reasonable efforts to ship the Products to arrive by any requested delivery date quoted or acknowledged. However, none of the Parties hereto will be liable for any delay in shipment or delay in performance under this Agreement, due to unforeseen circumstances, or due to causes beyond their control, including, but not limited to an event of Force Majeure (defined below). Subject to Section 16(s), in the event a substantial amount of the Product ordered by Customer herein is substantially delayed, and such delay exceeds ninety (90) consecutive days, Customer may elect to terminate this Agreement upon written notice to HTWC (email shall be sufficient), upon which HTWC shall, within ninety (90) days of the date of such termination, be required to refund the purchase price actually paid by Customer for any undelivered Products to Customer and repay the the Equipment Financing (defined below) payment actually made by Customer to Customer.

b.	Transfer of Title and Risk of Loss. Title to Products and risk of loss to the Product shipped passes to Customer, or to such other third party or parties as may have been designated by Customer, upon receipt and acceptance by the shipping carrier, freight forwarder, Customer and/or any third-party(ies) designated by Customer, whichever occurs first. HTWC will bear the risk of loss or damage to the Product in transit to the carrier or freight forwarder.

c.	Packaging and Labeling. HTWC shall properly pack, mark, and ship the Product as instructed by Customer and otherwise in accordance with applicable law and industry standards and shall provide Customer with shipment documentation showing HTWC’s identification number for the subject Product, the quantity of pieces in shipment, shipment tracking number and/or bill of lading number, and such other information as Customer reasonably requests.

d.	Inspection. Customer shall have fifteen (15) business days following delivery of any Products under this Agreement (the “Inspection Period”), to inspect all such Products received and to notify HTWC, in writing (email containing photographic proof of the nonconforming Product is sufficient), of Customer’s
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rejection of any such Products it believes to be Nonconforming Products (as defined below). For purposes of this Agreement, “Nonconforming Products” means any Product received by Customer from HTWC that: (i) does not conform to the applicable FDA, TRG and/or Q-Code specifications; (ii) Customer, upon visual inspection, reasonably and in good faith determines is defective or damaged; or (iii) exceeds the quantity of the Products ordered by Customer. For any Nonconforming Products, Customer may elect to (y) require HTWC, at HTWC’s sole cost, to timely replace the rejected Products at the location specified by Customer (which may include HTWC’s location, Customer’s location or the location of a third party), or (z) retain the rejected Product; in each case, without limiting the exercise by Customer of any other rights available to Customer under this Agreement or pursuant to applicable law; provided, however, that to the extent any Products are deemed to be Nonconforming Products because they exceed the quantity of Product ordered by Customer, Customer may return such Nonconforming Products to HTWC. All returns of Nonconforming Products to HTWC are at HTWC’s sole risk and expense, so long as the return shipping is coordinated by HTWC, which HTWC shall timely coordinate. Product that is not rejected within the Inspection Period will be deemed to have been accepted by Customer; provided, however, that Customer’s acceptance of any Product will not be deemed to be a waiver or limitation of HTWC’s obligations pursuant to this Agreement (or any breach thereof).

e.	No Refunds / Exchanges. Except for instances involving Nonconforming Products, Products covered by the Product Warranty, or Product returns governed under a separate agreement on a case-by-case basis between the Parties, all sales are final. There shall be no refunds, returns or exchanges of the Product, unless (i) HTWC fails to deliver the Product to Customer within thirty (30) days of the date the Customer paid HTWC for the Products (or such later date as agreed or noted in writing between the Parties on a case-by-case basis), (ii) as otherwise later agreed to in writing between the Parties, or (iii) for the avoidance of doubt, any Products that are subject to the Product Warranty may be eligible for return or exchange in accordance with the terms and conditions of the Product Warranty. If a return is authorized by HTWC for reasons not involving Nonconforming Products or the Product Warranty, Customer shall bear all risk of loss or damage during shipment, as well as all shipping expenses, of any returned Product, and Customer shall be subject to and responsible for the payment of a restocking fee in an amount equal to thirty-five percent (35%) of the Base Rate (as defined below).

f.	Non-Returnable Products. Return of Products that would have been subject to return under separate agreement or for Nonconforming Products, shall not be permitted to be returned for the following circumstances (each “Non-Returnable Products”). Non-Returnable Products will not be eligible for authorized return and Customer will neither receive credit nor be released from payment obligations in the event of an unauthorized return that is
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outside of the eligible return criteria set forth under separate agreement. For the avoidance of doubt, the following Products shall not be eligible for credit or replacement under the above, regardless of whether the Products otherwise satisfies the requirements in any of the sections previously specified:

i.	Products that are not in their original packaging or container and/or not bearing its original label due to causes reasonably beyond HTWC’s control; or lot numbers or expiration dates are missing; unless (a) a certification of return circumstances that would not require the return of physical Products (e.g., loss, damage, etc.) and proper disposal, if applicable, has been submitted and HTWC has approved and processed such certification or (b) Products are physically returned, but are damaged (at time of shipment by HTWC) making fulfillment of this requirement impossible;

ii.	Products involved in a fire, flood, natural disaster, due to causes reasonably beyond HTWC’s control;

iii.	Products that are in a deteriorated condition from improper storage due to causes reasonably beyond HTWC’s control;

iv.	Products that have been repackaged due to causes reasonably beyond HTWC’s control;

v.	Products purchased for research or clinical trials or shipped as a no cost item (e.g., physician sample, Products replaced through separate HTWC-approved Product replacement program, etc.); and/or

vi.	Products damaged or rendered unusable due to mishandling or error due to causes reasonably beyond HTWC’s control.

g.	Collection Costs. Customer hereby agrees to pay HTWC for all collection costs HTWC incurs to collect from Customer any amount past due.

h.	Delivery Withholdings. Without waiving any other rights or remedies available to HTWC under applicable law or otherwise, HTWC may, at its option: (i) defer shipment and/or deliveries of Products until all past-due accounts of Customer owed to HTWC have been satisfied in full, or (ii) require Customer to pay for Products prior to shipment, or ship Products on a “cash on delivery” basis if HTWC determines, in its reasonable discretion, not to extend credit to Customer.

6.	Manufacturing Fees to HTWC.

a.	Equipment Financing.
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i.	Customer shall provide HTWC with equipment financing in the amount of Five Hundred Thousand Dollars ($500,000.00 USD) (the “Equipment Financing”). The payment for the Equipment Financing shall be made by Customer as follows:

1.	Within five (5) business days of the the execution of this Agreement, Customer shall pay Fourteen Thousand Five Hundred Ninety-Five Dollars ($14,595.00 USD) directly to HTWC’s vendor, Van Der Stahl, for an integrated peel tester;

2.	Within five (5) business days of the, Customer shall pay One Hundred Thirty-Eight Thousand Three Hundred Thirty-One Dollars and 33/100ths ($138,331.33 USD) directly to HTWC’s vendor, SP VirTis, for a freeze dryer;

3.	Within five (5) business days of the, Customer shall pay Two Hundred Fifty Four Thousand Eight Hundred Fifty-Two Dollars and 77/100ths ($254,852.77 USD) to HTWC; and

4.	in accordance with the invoice terms for the final installment for the purchase of the freeze dryer, Ninety-Two Thousand Two Hundred Twenty and 90/100ths ($92,220.90) to HTWC’s vendor, SP VirTis.

ii.	Advancement or Cancellation of the HTWC Option and the HLTT Option.

1.	If, during the period commencing as of the Effective Date of this Agreement and ending at 3:00pm CST on Thursday, November 30, 2023 (the “Due Diligence Period”), Customer elects to proceed with the HTWC Option Agreement and the HLTT Option Agreement, then upon the closing of the transactions contemplated thereby, an amount equal to one hundred percent (100%) of the Equipment Financing payments actually made by Customer shall be applied first to satisfy any amounts then owed by Customer to HTWC for purchases of the Product under this Agreement, with the remaining balance, if any, applied secondarily towards the HTWC Option Purchase Price (as defined in the HTWC Option Agreement).

2.	If, during the Due Diligence Period, Customer elects not to proceed with the HTWC Option Agreement and the HLTT Option Agreement (either by way of Customer’s failure to enter into the HTWC Option Agreement and/or the HLTT Option Agreement, or through the cancellation, termination or expiration of such
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agreements or the HTWC Option and/or HLTT Option granted therein, or otherwise), then an amount equal to up to one hundred percent (100%) of the Equipment Financing payments actually made by Customer shall be applied as a credit towards the amount payable by Customer to HTWC for purchases of the Product under this Agreement in the final month of the Term. Notwithstanding the foregoing, if the Term of the Agreement is terminated prior to the initially anticipated final month of the Term, then one hundred percent (100%) of the Equipment Financing payments actually made by Customer shall be applied as a credit towards the amount payable by Customer to HTWC for purchases of the Product under this Agreement then due and owing. Moreover, if for whatever reason there are no amounts due and payable to HTWC then HTWC shall be required, within ninety (90) days’ to repay to Customer one hundred percent (100%) of the Equipment Financing payments actually made by Customer.

b.	Manufacturing Fee.

i.	Invoicing and Payment Schedule; Minimum Manufacturing Fee.

1.	Invoices. HTWC shall provide Customer with invoices for the Products ordered by and shipped to Customer, detailing the quantity, unit price, and total amount due. Invoices shall be submitted within three (3) days from the date of Product shipment to Customer. Customer shall pay each invoice (less the amount of any corresponding Deposit (as defined below)) within thirty (30) days from the date of such invoice (“Net 30”), or Net 30 from the last day of the then applicable month of the Term (if Customer did not provide shipping instructions for a particular quantity of the Monthly Minimum of Product prior to the month end), whichever is sooner.

2.	Deposit Payments. Commencing as of the second (2nd) month of the Term hereof, on or before the first (1st) day of each month of the Term, Customer shall pay to HTWC a deposit equal to ten percent (10%) of the Manufacturing Fee (defined below) (the “Deposit”) applicable for each month in accordance with and as set forth the table in Section 6(b)(i)(3)(a). The Deposit shall be pro-rated on a per square centimeter basis applicable to the Monthly Minimum, and, as each Product is shipped, the ninety percent (90%) per square centimeter balance shall be paid in accordance with Section 6(b)(i)(1).

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3.	Manufacturing Fee. Provided that HTWC has not breached its obligations under this Agreement, Customer shall order sufficient quantities of Product over the course of the Term such that the manufacturing fee due and owing HTWC over the Term equals the aggregate amount of Twenty-One Million One Hundred Thousand Dollars ($21,100,000.00 USD) (the “Manufacturing Fee”), unless this Agreement is earlier terminated in accordance with Section 3 hereof. The Manufacturing Fee shall be fully applicable against all amounts Customer shall owe to HTWC relevant to the Monthly Minimum (e.g., 7,500cm2).

a.	Minimum Monthly Payments of the Manufacturing Fee. The Customer agrees to order quantities of the Products that would equal the Manufacturing Fee for each month of the Term as set forth on the table below (each a “Monthly Installment”) as follows:

Month	Deposit	Balance of Manufacturing Fee	Total Monthly Installment
1	$0	$600,000	$600,000
2	$100,000	$900,000	$1,000,000
3-15	$150,000	$1,350,000	$1,500,000

c.	Adjustments for Product Orders. The amounts specified for the Monthly Installments are based on the projected order of Products. In the event that the Customer’s Product orders for any given month are less than the amount associated with the Monthly Installment, the Customer shall pay the remainder of the applicable month’s Monthly Installment at the end of the month in accordance with the invoice. HTWC shall ship out Products equaling the amount to be invoiced prior to such invoice being issued. Notwithstanding the foregoing, Customer, in its sole and absolute discretion may elect for HTWC to store the then invoiced Products on behalf of Customer, or to ship said Products to a third-party designated by Customer.

d.	Rollover Quantities Applied to Monthly Minimum. If the quantity of Products ordered by Customer in any month of the Term exceeds the amount associated with such month’s Monthly Minimum, then the amount such excess quantity of Products shall be credited towards the following month’s Monthly Minimum.

e.	Method of Payment. The Equipment Financing and the Manufacturing Fee shall be paid to HTWC, or the applicable designee noted herein, by bank wire transfer, to coordinates to be separately provided by HTWC.
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f.	Base Unit Rate. HTWC shall invoice Customer on a per centimeter squared base unit rate equal to Two Hundred Dollars ($200.00 USD) per centimeter squared (the “Base Rate”), regardless of the size of the Product. The applicable aggregate unit rate for the following products shall be as follows:

Product Size	Total cm2	Unit Rate
1cm2 x 1cm2	1cm2	$200/ea
2cm2 x 2mc2	4cm2	$800/ea
3cm2 x 3cm2	9cm2	$1,800/ea
4cm2 x 4cm2	16cm2	$3,200/ea
6.5cm2 x 6.5cm2	43cm2	$8,600/ea

g.	Overage Payments. In the event that Customer orders Product in excess of the Monthly Minimum to Customer, Customer shall pay HTWC the Base Rate per unit of Product. All such amounts shall be invoiced at the time of shipment and due within thirty (30) days of delivery of the Product.

h.	Additional Products. In the event Customer desires to purchase alternate products from HTWC, which are subject to alternate Q-codes, the Parties agree to negotiate in good faith the terms and conditions of any such purchase/sale and/or manufacturing arrangements.

i.	Setoff; Contingent or Disputed Claims. Customer agrees to pay all undisputed charges under this Agreement without counterclaim, set-off or deduction. In the event that Customer legitimately and reasonably disputes an invoiced amount, Customer will provide HTWC with written notice of the amount in dispute and the basis for the dispute. HTWC agrees that it will work with Customer to resolve the dispute reasonably and expeditiously within a thirty (30) day period.

j.	Fair and Reasonable Pricing. Customer hereby acknowledges and agrees that the Unit Price per Product and/or the Purchase Price, as stated in each Sales Confirmation, is fair and reasonable, that the Customer believes, based upon Customer’s independent analysis, that the Unit Price and/or the Purchase Price is competitive within the marketplace, and that the Customer does not believe the Unit Price and/or the Purchase Price is unconscionably excessive.

k.	Sales Tax. All stated prices are exclusive of any taxes, fees, duties, and levies, however designated or imposed, including, but not limited to value-added and withholding taxes that are levied or based upon the amounts paid under the terms contained herein (collectively, “Taxes”). Any Taxes related to the Products purchased pursuant to the terms contained herein are the responsibility of Customer (excluding taxes based on HTWC’s net income)
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unless Customer presents an exemption certificate acceptable to HTWC and the applicable taxing authorities. If possible, HTWC will bill Taxes as a separate item on the invoice presented to Customer. If any exemption certificate presented by Customer is held to be invalid, then Customer will pay HTWC the amount of the Taxes and any penalties and interest related thereto within fifteen (15) business days of the date Customer is notified by HTWC. Each of the Parties shall indemnify and hold the other Party harmless from and against any loss, expense and increase in costs incurred by the other Party as a consequence of default on the part of the Party discharging its obligations for payment of any taxes, customs duties, levies and other charges for which it is responsible under these the terms contained herein and under law.

7.	Customer’s Authorization to Resell the Product; Customer’s Sales Reporting; Insurance Billing.

a.	Limited Authorization to Resell the Product. Customer acknowledges and agrees that World Reach Health, LLC (“WRH”) is currently the exclusive master distributor of the Product. However, during the Term hereof, HTWC and WRH have agreed that Customer will be permitted, to resell the Products to third parties, in accordance with the following terms and conditions(notwithstanding the foregoing, if during the Due Diligence Period Customer elects not to proceed with the HTWC Option Agreement and the HLTT Option Agreement (either by way of Customer’s failure to enter into the HTWC Option Agreement and/or the HLTT Option Agreement, or through the cancellation, termination or expiration of such agreements or the HTWC Option and/or HLTT Option granted therein, or otherwise), then the Parties shall negotiate in good faith to terminate this Agreement and simultaneously enter into a distribution agreement with WRH); in the event such distribution agreement is not entered into, this Agreement shall remain in full force and effect for the duration of the Term):

i.	Customer does not sell the Product to any current Customer of WRH (Customer shall coordinate with WRH to ensure no conflicts result on a case-by-case basis), and, conversely, WRH shall not attempt to sell directly to any customer of Customer;

ii.	Customer conforms with and adheres to WRH’s code of conduct;

iii.	Customer, at its discretion, may have HTWC drop-ship the Product to each end-user so that the Parties can ensure all requisite packaging enclosures are included (e.g., IFU, Packing Slip, etc.);

iv.	Customer shall not sell the Product to any end user for a rate, which would be less than Seven Hundred Twenty-Five Dollars ($725.00 USD) per centimeter squared, or such other averages sales price (“ASP”) attributable to the Product, as notified to Customer by HTWC from time
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to time, without the express written consent of HTWC on a case-by-case basis;

1.	Customer shall inform all end-users who submit the Product for insurance reimbursement to bill the Product at the then-applicable reimbursement rate or ASP;

v.	Customer shall not attempt to white label the Product or alter the Product labeling or packaging in any capacity;

vi.	Customer shall only use marketing and promotional materials, which have been pre-approved by HTWC's regulatory and compliance personnel;

vii.	Customer:

1.	shall enforce Customer’s own terms and conditions of sale with each applicable end-user;

2.	shall resell the Products in compliance with all applicable federal and state laws and regulations, as well as all compliance guidance published by federal or state agencies, including, without limitation, the Medicare and Medicaid anti-kickback law, the Stark self-referral prohibition, and compliance guidance published by the Office of the Inspector General of the Department of Health and Human Service. Customer acknowledges that Customer understands these requirements and shall remain educated and informed regarding the applicable federal and state laws and regulations, as well as all compliance guidance published by federal or state agencies, that pertain to Customer’s resale of the Product. In the event Customer knows that any activities of any agent or affiliate of Customer implicates any such requirements or guidance, Customer shall immediately inform HTWC;

3.	shall not provide any entertainment, gifts, or other benefits for end-user outside of the written guidelines established by HTWC which shall be provided to Customer by HTWC and/or in violation of applicable law and/or regulation, without the prior written consent of HTWC;

4.	shall not fund continuing education, grants or other benefits for any end-users, including, without limitation, payment of any end-user’s rent and/or payment to any relative of an end-user, without the prior written consent of the Company;

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5.	represents and warrants that no personnel member of Customer who will be associated with the resale of the Product has been convicted of any criminal offense related to healthcare, or been debarred, sanctioned, excluded or otherwise made ineligible for participation in a federal or state health care program by any federal or state agency. In the event any such personnel or affiliated parties have been convicted of a criminal offense, or debarred, sanctioned, excluded or otherwise made ineligible for participation, or are threatened with any of the foregoing sanctions, Customer shall immediately notify HTWC; and

6.	Customer will not provide any coding or billing advice to any end-user as part of Customer’s resale of the Product, except for any coding or billing information provided by HTWC.

viii.	Customer shall not sell the Products outside of the United States, Canada or Mexico.

ix.	Customer will not, without HTWC’s prior written consent, use any trademark or trade name of HTWC, HLTT and/or WRH in connection with any of the Products, other than with respect to the resale of the Products pre-marked or packaged by or on behalf of HTWC.

b.	FDA/AATB-Required Record Keeping. Customer will keep or cause to be kept in accordance with FDA and/or The American Association of Tissue Banks (the “AATB”), and shall share such records with HTWC, regulatory requirements books and records regarding the purchases and sales of FDA-approved Products pursuant to this Agreement. All tissue utilization records will be returned to HTWC. Further, to the extent, and only to the extent required by law, until the expiration of four (4) years after the furnishing of the Products and services provided pursuant to this Agreement, Customer will make available to HTWC, and, if applicable, Customer will make available to the Secretary of the U.S. Department of Health and Human Services, the U.S. Comptroller General, and their representatives, the terms contained herein and all books, documents and records necessary to certify the nature and extent of the costs of any Products or services provided hereunder.

8.	Certain Obligations of HTWC.

a.	Quality.

i.	HTWC shall meet or exceed all FDA-requirements for the Product.

ii.	HTWC shall provide commercially reasonable support as requested by Customer to address and correct quality concerns.
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iii.	HTWC shall meet or exceed any FDA, TRG and/or Q-Code and other relevant quality system standards applicable to the manufacturing of the Product.

b.	Maintenance of Equipment. Unless otherwise agreed to by Customer in writing, HTWC, at its sole expense, shall furnish, keep in good condition, and replace when necessary, all equipment and other items necessary for the production of the Product.

c.	Prohibited Acts. HTWC shall not:

i.	take any action that interferes with or challenges Customer’s intellectual property rights, including Customer’s ownership or exercise thereof; or

ii.	alter, obscure, or remove any of Customer’s trademark or copyright notices or any other proprietary rights notices placed on the Product purchased under this Agreement (including Products), marketing materials or other materials.

9.	Compliance with Laws.

a.	Compliance. HTWC shall at all times comply with all applicable laws related HTWC’s performance of its obligations hereunder. Without limiting the foregoing, HTWC shall ensure the Products and any related packaging conform fully to any applicable law. HTWC shall manufacture the Product in accordance with all applicable FDA, TRG and/or Q-Code specifications and shall also maintain effective quality systems that minimize the potential for product quality, regulatory and compliance issues.

b.	Permits, Licenses, and Authorizations. HTWC shall obtain and maintain all permits necessary for the exercise of its rights and performance of HTWC’s obligations under this Agreement, including any permits required for the import of Products or any raw materials and other manufacturing parts used in the production and manufacture of the Product, and the shipment of hazardous materials, as applicable.

10.	Representations and Warranties; Product Warranty.

a.	HTWC’s Representations and Warranties. HTWC represents and warrants to Customer that, as of the date hereof:

i.	it is a corporation, duly organized, validly existing and in good standing under the laws of Delaware;

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ii.	it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, including, without limitation, the State of Utah;

iii.	it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

iv.	the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement and the delivery of this Agreement by HTWC, have been duly authorized by all necessary action on the part of HTWC;

v.	HTWC hasall applicable permits and/or licenses to manufacture the Product;

vi.	that HTWC’s manufacture of the Product does not knowingly violate and/or infringe upon any patent, copyright or trademark laws and/or rights of any third parties[1];

vii.	the Product Q-Code is billable in accordance with Medicare Part B, as well as certain private insurances, and reimbursable at the price of the then published Medicare Part B Rate Schedule; and

viii.	that HTWC’s execution and delivery of this Agreement does not and will not knowingly conflict with or result in a breach by HTWC of any of the terms or provisions of, or constitute a default under (x) the certificate of formation or by-laws of HTWC, each as currently in effect, (y) any other material agreement to which HTWC is a party, or (z) to HTWC’s knowledge, any existing applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over HTWC, except for such conflict, breach or default, which would not have or result in a material adverse effect to HTWC.

b.	Customer’s Representations and Warranties. Customer represents and warrants to HTWC that:

[1] Customer acknowledges and agrees that HTWC has made agreements with a third party who is the trademark owner of a similarly competitive product brand named “AmnioBand” to cease utilizing the name “AmnioBind.” Said third party is aware that HTWC has applied to the FDA/TRG for a name change to “DermaBind,” which is pending. HTWC has the right to continue using the name "AmnioBind" during this interim change period without issue per agreement of the parties. HTWC anticipates the name change to DermaBind to be approved by the applicable regulatory parties in or around October 2023.

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i.	it is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware;

ii.	it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

iii.	it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

iv.	the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement and the delivery of this Agreement by Customer, have been duly authorized by all necessary action on the part of Customer;

v.	it has received a copy of the instructions for use (“IFU”) applicable to the Product, and shall not use the Product, except in accordance with the IFU;

vi.	it has sufficient financing and/or available cash on hand to timely pay HTWC the Equipment Financing and the Manufacturing Fee and all other amounts that may become due under this Agreement. Further, HTWC, during the Term of this Agreement, may require Customer to provide adequate assurances (“Adequate Assurances”) of Customer’s available financing. In the event that Customer defaults on any amounts owed to HTWC hereunder, and HTWC requests Adequate Assurances from Customer, and Customer fails to provide HTWC with such Adequate Assurances within ten (10) business days, HTWC may (a) withhold or suspend its obligations, including the obligations to deliver the Product and/or continue manufacturing the Product in accordance with this Agreement (b) if applicable, proceed against Customer for damages occasioned by Customer’s failure to perform, and/or (c) exercise its termination rights in accordance with this Agreement.

c.	Product Warranty. HTWC warrants to Customer (the “Product Warranty”) that:

i.	Limited Warranty for Tissue Products. The Products shall be manufactured in accordance with all applicable FDA, TRG and/or Q-Code specifications, and shall be subject to a one (1) year warranty after shipment (prior to application on any patient) that each amnion-based Products have been collected, processed and stored in compliance with all applicable laws and standards, FDA, TRG and/or Q-Code specifications, including the AATB Standards and Title 21, Code of Federal Regulations 1271, Human Cells, Tissues and Cellular and
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Tissue-Based Products, and has a shelf-life of at least three (3) years from the date the Product was manufactured (the “Shelf-Life”). Commencing as of the third (3rd) monthly anniversary of the Effective Date of this Agreement, all Products provided to Customer hereunder shall have not less than at least twenty-four (24) months remaining of the Shelf-Life (Products provided during the first sixty (60) days of this Agreement may have a Shelf-Life less than twenty-four (24) months, but will be at least twelve (12) months);

1.      the Product will conform, in all material respects, to the applicable FDA, TRG and/or Q-Code specifications, standards, quality and performance requirements and be free from defects in material and workmanship;

2.      HTWC’s manufacturing of the Product, including its processes and/or technical data, and the Product’s packaging, does not knowingly violate or infringe upon any patent, copyright or trademark laws and/or rights of any third parties;

3.      each Product will be new and conveyed by HTWC to Customer with good title, free and clear of all encumbrances;

4.      HTWC hereby warrants to Customer, for period of twelve (12) months after the date of delivery of the specific Product, that the Product shall (x) comply with and perform in accordance with HTWC’s written specifications for the Product and (y) be produced, labeled and packaged in compliance with all applicable United States laws and regulations in effect at the date of delivery of the Product to Customer. Customer’s exclusive remedy and HTWC’s sole liability under this warranty shall be to replace any Non-Conforming Product, or, at HTWC’s sole discretion, to refund the purchase price paid therefor(including any shipping charges incurred);

5.	the above warranties do not apply to any Product which has, due to reasons beyond HTWC’s reasonable control (a) been subjected to abuse, misuse, accident, or mishandling, (b) been modified or altered other than in the ordinary course of its intended use, (c) been used for or subjected to applications, environments, or stress or conditions other than as intended and recommended by HTWC, (d) been improperly stored, transported, installed, or used, (e) been used for any use not approved by the Food and Drug Administration and not specified on the Product's label or otherwise permitted under applicable law, or (f) had its serial number or other identification markings altered or removed;
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6.	THE WARRANTIES SET FORTH IN THIS SECTION 10(c) ARE THE ONLY WARRANTIES GIVEN BY HTWC WITH RESPECT TO THE PRODUCTS AND ARE GIVEN IN LIEU OF ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR ARISING BY CUSTOM, TRADE USAGE, OR COURSE OF DEALING OR OTHERWISE, AND HTWC HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

d.	Withdrawal or Recall of Products. If HTWC or any governmental authority determines that any Product sold to Customer is materially defective and a recall campaign is necessary, HTWC will have the right to implement such recall campaign and will coordinate the return of defective Product by Customer to HTWC or order Customer to destroy such recalled Product, as determined by HTWC in its reasonable discretion, at HTWC’s sole cost and risk.

i.	In the event that (A) the FDA and/or TRG issues a request, directive or order that any Products be recalled, (B) a court of competent jurisdiction orders such a recall, or (C) HTWC reasonably determines, after consultation with Customer, that any Products should be recalled, Customer shall cooperate with HTWC in effecting such recall as HTWC may reasonably request. HTWC shall have administrative responsibility for effecting any such recall.

ii.	HTWC will be liable for all of Customer’s costs associated with any recall campaign, including without limitation, if Customer does not elect to have the Product be exchanged, the price paid for the Product, if such recall campaign is based upon a reasonable determination that the Product materially failed to conform to the warranties set forth in this Agreement.

e.	DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES; NON-RELIANCE. EXCEPT FOR THE PRODUCT WARRANTY SET FORTH IN SECTION 10(c): (i) NEITHER HTWC NOR ANY PERSON ON HTWC’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (ii) CUSTOMER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY HTWC, OR ANY OTHER PERSON ON HTWC’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 9(a) and 9(c) OF THIS AGREEMENT.

11.	Indemnification.
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a.	Indemnification by HTWC. HTWC shall indemnify, defend and hold harmless Customer, its affiliates and their respective representatives, and its permitted successors and assigns (the “Customer Indemnitees”), against any and all costs, losses, damages, liabilities and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) in connection with any and all actions, suits, claims and demands (collectively, “Claims”) of third parties arising out of or related to (i) HTWC’s gross negligence or intentionally wrongful acts or material omissions associated with HTWC’s manufacture and supply of the Product; (ii) any material, uncured breach by HTWC of any of its representations, warranties or obligations under this Agreement; or (iii) any alleged patent infringement, regardless of direct, contributory or inducement, by Customer, its affiliates or their respective representatives, as a result of the performance of Customer’s obligations under this Agreement, except, in each case, to the extent such Claims arise out of any material breach by Customer of any of its obligations under this Agreement, or are as a result of any gross negligence or intentionally wrongful act or omission on the part of any Customer Indemnitees.

b.	Indemnification by Customer. Customer shall indemnify, defend and hold harmless HTWC, its affiliates and their respective representatives, and its permitted successors and assigns (the “Manufacturer Indemnitees”), against any and all Losses in connection with any Claims of third parties arising out of or related to (i) any breach by Customer of any of its representations, warranties, or obligations under this Agreement or (ii) any gross negligence and/or intentionally wrongful acts or material omissions of Customer; except, in each case, to the extent such Claims arise out of any material breach by HTWC of any of its obligations under this Agreement, or are as a result of any gross negligence or intentionally wrongful act or omission on the part of any Manufacturer Indemnitees.

c.	Procedure.

i.	A Party believing that it is entitled to indemnification under Sections 11(a)-(b) (an “Indemnified Party”) shall give prompt written notification to the other Party (the “Indemnifying Party”) of the commencement of any Claim by a Third Party for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a third party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a third party Claim as provided in this Section 11(c)(i) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually materially prejudiced as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the
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Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If a Party believes that a Claim presented to it for indemnification is one as to which the Party seeking indemnification is not entitled to indemnification under Sections 11(a)-(b), it shall so notify the Party seeking indemnification.

ii.	If the Indemnifying Party elects to assume the defense of such Claim, the Indemnified Party may participate in such defense at its own expense; provided that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith

iii.	The Indemnifying Party shall keep the Indemnified Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto.

iv.	The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or adversely affects the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.

d.	Insurance Requirements. Each Party agrees to obtain and maintain, during the Term and for two (2) years after the Term, commercial general liability insurance, including products liability insurance, with minimum “A-” AM Best rated insurance carriers, in each case with limits of not less than one million dollars ($1,000,000) per occurrence and in the aggregate. All deductibles/retentions will be the responsibility of the named insured. To the extent of its culpability, all coverages of HTWC will be primary and non-contributing with any similar insurance carried by Customer. Notwithstanding any provision of this Section 11(d) to the contrary, Customer may meet its obligations under this Section 11(d) through self-insurance. Neither Party’s insurance will be construed to create a limit of liability with respect to its indemnification obligations under Sections 11(a)-(b).

e.	Exceptions and Limitations on Indemnification/Liability. EXCEPT (i) FOR CLAIMS FOR WHICH A PARTY HAS AN INDEMNIFICATION OBLIGATION
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UNDER SECTION 11(a) or (b), (ii) FOR A BREACH OF A PARTY’S OBLIGATIONS IN SECTION 12 HEREIN, (iii) IN THE CASE OF A PARTY’S FRAUD OR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, AND (iv) CUSTOMER’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY, NOR ANY OF ITS AFFILIATES, SHALL BE LIABLE TO THE OTHER PARTY, OR ANY OF ITS AFFILIATES, FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, LOST REVENUES OR PENALTIES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

12.	Confidentiality; Publicity.

a.	Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for three (3) years thereafter, each Party (the “Receiving Party”), receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder shall keep such Confidential Information confidential and shall not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement. “Confidential Information means any technical, scientific, regulatory, commercial, business or other information provided by or on behalf of the Disclosing Party to the Receiving Party pursuant to this Agreement or otherwise relating to or disclosed during any transaction contemplated hereby (including information disclosed prior to the Effective Date under a confidentiality agreement in contemplation of this Agreement), including information relating to the terms of this Agreement or the Product, and the scientific, regulatory or business affairs or other activities of either Party; provided that, Confidential Information shall not include any information that the Receiving Party can establish:

i.	was already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party and such Receiving Party has documentary evidence to that effect;

ii.	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

iii.	became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of this confidentiality obligation;

iv.	was disclosed to that Party, other than under an obligation of confidentiality, by a Third Party who had no obligation, directly or
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indirectly, to the Disclosing Party, not to disclose such information to others; or

v.	was independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

b.	Authorized Use and Disclosure.

i.	Disclosure. Notwithstanding the foregoing Section 12(a), each Party may disclose to Third Parties Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

1.	Prosecute or defend litigation;

2.	exercise or enforce rights hereunder; provided that such disclosure is covered by terms of confidentiality no less stringent than those set forth herein, and

3.	comply with inquires by a Governmental Authority or subpoena issued by a Governmental Authority or a court of competent jurisdiction.

In the event a Party shall deem it necessary to disclose pursuant to this Section 11(b) Confidential Information belonging to the other Party, the Disclosing Party shall to the extent possible give reasonable advance notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.

ii.	Use. Notwithstanding the foregoing Section 11(a), during the Term, each Party shall have the right to use the other Party’s Confidential Information in carrying out its respective responsibilities under this Agreement.

c.	Certain Regulatory Filings. Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including the rules and regulations promulgated by the United States Securities and Exchange Commission or by any stock exchange or regulatory body to which the Party is subject. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 11(c), the Parties will consult with one another regarding the terms in this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 11(c), such Party agrees, at its own expense, to
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seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

d.	Public Announcements. Neither Party shall issue any news release or other public announcement relating to this Agreement, including any of its terms, or to the performance of either Party hereunder, without the prior written approval of the other Party; provided that nothing in this Agreement shall prohibit HTWC from making required disclosures or filings required by applicable law or by the rules and regulations of any securities exchange. Once the text or substance of any announcement has been so approved, it may be repeated without further approval.

e.	Use of Names. Except as described in this Agreement and as may be required by applicable law, neither Party shall distribute or have distributed any publicity or information which bears the name of the other without the prior written approval of the other.

i.	Restriction on Name Usage. At all times during the Term of this Agreement, and in perpetuity thereafter, Customer shall be prohibited from using any of the following trade names, or any combination(s) thereof, in any capacity, without the express written consent of HTWC (provided, however, that Customer shall not be restricted from the following trade names with respect to the resale of the Products pre-marked or packaged by or on behalf of HTWC):

1.	“Healthtech Wound Care”;

2.	“Healthech Solutions”;

3.	“Healthtech”;

4.	“AmnioBind”;

5.	“DermaBind”

6.	“World Reach Health”; and/or

7.	“World Reach.”

13.	Tooling, Equipment and Materials. Subject to the mutual written consent of te Parties, if applicable, HTWC will be reimbursed, at cost, for any specially-required equipment and/or fixtures (collectively, “Tooling”) and improvements to equipment and Tooling purchased by HTWC needed for or used in the production of the Product (“Product Tooling”) and/or to perform HTWC’s obligations to Customer. HTWC will be responsible for normal maintenance of Customer’s Tooling and equipment in its possession. Equipment and Tooling paid for by Customer remains the property of
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HTWC. Expenditures greater that Five Thousand Dollars ($5,000 USD) (hereinafter “Substantive Expenditures”) within any ninety (90) day period for Tooling or equipment will be made only with the prior written authorization of Customer. Any Tooling or equipment requiring Substantive Expenditures for third party calibration or refurbishment will require Customer’s pre-approval and will be the financial responsibility of Customer if approved. In the event HTWC is required to make a prepayment on Tooling or equipment, Customer will reimburse HTWC at the time the prepayment is made.

14.	HTWC’s Ownership. Unless and until the HTWC Option Agreement and the HLTT Option Agreement are fully exercised and all amounts due to HTWC and/or HLTT thereunder are satisfied, HTWC, HLTT and/or their affiliated entities, shall exclusively own all right, title and interest in and to and all patents, copyrights, trademarks, mask works, manufacturing data and/or processes, trade secrets and other intellectual property rights (the “Intellectual Property Rights”) related to:

a.	the Product;

b.	all manufacturing processes, know-how and other information and materials provided by HTWC to Customer before and after the Effective Date of this Agreement (the “Information”), including Information to design, manufacture or test of the Products;

c.	any Product Tooling purchased by HTWC;

d.	any inventions, ideas, discoveries, modifications, enhancements, improvements or derivative works conceived, made, created, developed or reduced to practice by HTWC, solely or jointly, or in whole or in part, during the Term of this Agreement that relate to the Product, Information or Product Tooling, or to any services provided under this Agreement (“Assigned Inventions”).

e.	HTWC shall exclusively own all right, title and interest in and to, and all Intellectual Property Rights related to:

i.	all know-how, technology, processes, procedures, ideas and concepts developed by HTWC for manufacturing products (“Manufacturer Processes”);

ii.	any modifications, enhancements, and improvements to the Manufacturer Processes created by HTWC during the Term of this Agreement; and

iii.	any non-Product specific Tooling created by HTWC during the Term of this Agreement ((i), (ii), and (iii) collectively, “Manufacturer Rights”).

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15.	Restrictive Covenants.

a.	Customer and HTWC Restrictions. During the Term, and for a period of twelve (12) months following the last date of the Term hereof (the “Restricted Period”), Customer, nor its directors, officers, members, managers, shareholders, parents, subsidiaries and/or affiliated entities shall own, operate and/or enter into a contract manufacturing arrangement with any other third-party for similarly competitive products without the express written consent of HTWC, which shall not be unreasonably withheld or delayed, nor shall Customer, or any of Customer’s members/shareholders owning ten percent (10%) or more of Customer, own or operate a similarly competitive company to that of HTWC. Conversely, in the event Customer exercises Customer’s rights pursuant to the HTWC Option Agreement and the HLTT Option Agreement and pays all amounts due to HTWC and HLTT thereunder, the Restricted Period shall no longer be of force or effect for the Customer; however, for a period of twelve (12) months following the final payment of the HTWC Asset Purchase Price and the HLTT Purchase Price (the “Seller Restricted Period”), HTWC, HLTT, and WRH, nor its directors, officers, members, managers, shareholders, parents, subsidiaries and/or affiliated entities shall own, operate and/or enter into a contract manufacturing arrangement with any other third-party for similarly competitive products without the express written consent of Customer, which shall not be unreasonably conditioned, withheld or delayed, nor shall HTWC, HLTT, and WRH, or any of HTWC, HLTT, and WRH’s members/shareholders owning ten percent (10%) or more of HTWC, HLTT, or WRH, own or operate a similarly competitive company.

b.	Non-Solicitation of Personnel; Non-Interference. During the Term hereof, and for a period of twelve (12) months following the effective date of termination (the “Non-Solicitation Period”), unless otherwise later agreed to in writing between the Parties, neither Party shall, either directly or indirectly, alone or in combination with any other Person (defined below):

i.	solicit in any capacity (whether as an employee, consultant, owner, member, independent contractor or otherwise any employee, who was employed within twelve (12) months of the effective date of termination of this Agreement, of either Party; and/or

ii.	interfere with, alter or attempt to interfere with or alter, any relationship between the other Party and any person referred to in Section 15(b)(i).

16.	Miscellaneous.

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a.	No Right to Contract. The Parties hereby acknowledge and agree that neither Party shall have any consent or authorization of the other Party to contract for the purchase or rental of any article or material, or, make any commitment and/or agreements whereby the other Party will be required to pay money or other consideration, or which will otherwise obligate the other Party, unless otherwise later agreed to in writing between the Parties.

b.	Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

c.	Relationship of the Parties. The relationship between HTWC and Customer is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

d.	Confidentiality of this Agreement. The terms of this Agreement may not be revealed by the Parties to any third party (except to each of the Parties’ agent(s), attorney(s), accountant(s) and manager(s), each of whom will observe confidentiality, or if legally required to do so by statute, regulation, judicial or governmental order or by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process in a judicial or governmental proceeding or in connection with legal action or arbitration to enforce this Agreement).

e.	Entire Agreement. This Agreement, including and together with any related exhibits, schedules, and the applicable terms of any purchase orders and/or shipping instructions, constitutes the sole and entire understanding and agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, proposals, discussions, representations, and warranties, both written and oral, with respect to such subject matter. If there is a conflict between the terms of this Agreement and of any exhibit, schedules or purchase orders, the terms of this Agreement shall govern.

f.	Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered
51

mail (in each case, return receipt requested, postage prepaid) or email (with confirmation of transmission). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

g.	Interpretation. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, and attachments referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

h.	Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

i.	Severability. If any term or provision of this Agreement is held void, voidable, invalid, illegal, or unenforceable in any jurisdiction, no other provision of this Agreement shall be affected as a result thereof, and the remaining provisions of this Agreement shall be valid and remain in full force and effect as if such void, voidable, invalid, illegal, or unenforceable provision had been omitted.

j.	Amendment and Modification. No amendment, change, modification, alteration, addition to, rescission, termination or discharge of this Agreement is effective unless it is in writing and signed by authorized representatives of both Parties.

k.	Waiver. None of the terms of this Agreement may be waived, in whole or in part, unless such waiver is in writing and signed by an authorized representative of both Parties. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion or any other provision of the Agreement. Any course of dealing between the Parties or failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement shall not constitute a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement.

l.	Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor in interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction. Any attempted assignment not in accordance with the foregoing shall be null and void and of no legal effect. Any permitted assignee
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shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

m.	Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

n.	No Third-Party Beneficiaries. Unless otherwise expressly provided for in writing, nothing in this Agreement is intended or will be construed to give any person or entity, other than each Party hereto, and their successors or assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provisions contained herein.

o.	Survivability. Terms and conditions that require performance after the termination or expiration of this Agreement, including without limitation, use restrictions, limitations of liability, indemnification, and confidentiality provisions, will survive any termination or expiration of this Agreement.

p.	Governing Law, Venue and Remedies. All questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to the principles of conflicts of law thereof. If any dispute should arise between the Parties that cannot be resolved informally, it shall be settled by arbitration in a mutually approved office of the American Arbitration Association before an arbitrator designated by the American Arbitration Association in accordance with the Rules of the American Arbitration Association then effective in Utah. However, in the event the Parties are unable to mutually approve a location for the arbitration, is shall take place by default in Salt Lake City, Utah. Subject to the arbitrator’s award, the cost of any arbitration proceedings and the prevailing Party’s reasonable, outside attorneys’ fees shall be borne by the Party against whom an award is made. The decision of the arbitrators shall be binding and conclusive upon the Parties. If the American Arbitration Association shall not then be in existence, arbitration shall be settled by such other organization, if any, as shall then have become the successor of said Association.

q.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party certifies and acknowledges that (a) no representative of the other Party has
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represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party made this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

r.	Attorneys’ Fees. In the event that either Party employs attorneys to enforce any right arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs.

s.	Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such party’s (the “Impacted Party”) failure or delay is caused by or results from the following force majeure events (“Force Majeure Event(s)”): acts of God, flood, fire, earthquake, hurricane, tornado, epidemic, pandemic, explosion, war, terrorism, riot, government order or action. The Impacted Party shall give notice to the other Party as soon as practicable, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Notwithstanding the forgoing, the other Party may terminate this Agreement upon written notice if the Impacted Party’s nonperformance continues for a period of ninety (90) consecutive days.

t.	Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SIGNATURE PAGE FOLLOWS

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

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SIGNATURE PAGE TO THE
MANUFACTURING AGREEMENT DATED AUGUST 18, 2023

BETWEEN

HEALTHTECH WOUND CARE, INC.

AND

HLLT ACQUIRED, LLC

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

HTWC:

Healthtech Wound Care, Inc.

Date

_________________________________

By:
Its:

Date

________________________________

By:
Its:

CUSTOMER:

HLLT Acquired, LLC

Date

_________________________________

By:
Its:

55

EXHIBIT A

PRODUCT SCHEDULE

*See Attached

56

DermaBind SL

DESCRIPTION

DermaBind SL is a dehydrated amniotic membrane covering that preserves the comprehensive collagen matrix, glycoconjugates, and glycosaminoglycans.

THE DERMABIND PROCESS

DermaBind SL undergoes a proprietary preservation method, which retains all native layers of the placental membrane, including the amnion and chorion with the spongy layer intact, unlike many placental allografts on the market. DermaBind SL undergoes a proprietary preservation method retaining the native extracellular matrix structure of the amniotic membrane, unlike many amniotic allografts on the market.

The DermaBind process does not use unnecessary chemicals, antibiotics or preservatives and is never frozen.

The finished product is physician-friendly, durable, easily applied to a wound and can be stored at room temperature for up to 3 years.

AMNION
AMNIOTIC MEMBRANE
• Collagens I, III, IV, V, VI
• Proteoglycans
• Glycoproteins
• Glycosaminoglycans
• Fibronectin
• Nidogen
• Laminin
• Semi-permeable biological barrier

COMPOSITION

DermaBind SL contains 400+ proteins, including collagens, fibrins, elastins, glucosaminoglycans and glycoconjugates.

HealthTech Wound Care, Inc.
healthtechwoundcare.com 833-381-2402

sales@worldreachhealth.com

© 2023

Exclusively distributed by World Reach Health, LLC

3501 W. Algonquin Rd | Suite 135
Rolling Meadows, IL 60008
WorldReachHealth.com

WORLD REACH HEALTH
847-220-4664

Manufactured By
HealthTech WOUND CARE

WMKT-4 v1

INTENDED USE

DermaBind SL can be used as a protective wound covering as either a partial and full thickness acute and chronic wounds.

- Trauma Wounds
- Pressure Injuries
- Dehisced Wounds
- Wounds with Exposed Bone/Tendon
- Venous Leg Ulcers (VLUs)
- Diabetic Foot Ulcers (DFUs)

Can be used at the onset and for the duration of the wound, weekly or at the discretion of the treating physician.

APPLICATION

- Using aseptic technique, remove DermaBind SL from the package; the product may be trimmed as necessary
- Place the DermaBind SL patch onto the wound
- Assure DermaBind SL is in intimate contact with the wound bed; the product can be hydrated once placed on the wound bed
- Adhere DermaBind SL using preferred fixation method, then cover DermaBind SL with a primary non- adherent dressing
- Apply secondary dressings specific to the wound type over the non-adherent layer, which should remain in place for up to one week

SIZE & STORAGE

- Available in a wide range of shapes and sizes
- Maintain at ambient temperature prior to patient application
- Do not freeze
- May be stored for up to 3 years at room temperature.

DRB43
6.5x6.5 cm
DRB9
3x3 cm
DRB16
4x4 cm
DRB4
2x2 cm

REIMBURSEMENT

- Medicare contractors may cover DermaBind SL for VLUs and DFUs†
- DermaBind SL can be applied to, and billed for, other wound types
- Confirm coverage prior to treatment through our Benefits Program

†Consult with your LCD (local coverage determination) for the specific wound types covered. VLU = venous leg ulcer; DFU = diabetic foot ulcer

DermaBind SL billing	Q-4284
CPT codes	
Site Preparation CPT‡ 15002-15005	Application CPT codes‡ 15271-15278

‡Subject to guidelines and approvals, please contact our billing team for further details

BILLING SUPPORT
SUPPORT@WORLDREACHHEALTH.COM

HealthTech Wound Care, Inc.
healthtechwoundcare.com 833-381-2402
sales@worldreachhealth.com

© 2023

Exclusively distributed by World Reach Health, LLC
3501 W. Algonquin Rd | Suite 135
Rolling Meadows, IL 60008
WorldReachHealth.com

WORLD REACH HEALTH
847-220-4664

Manufactured By
HealthTech WOUND CARE

WMKT-4 v1